EX-28.d.4.a

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of January 19, 2022 (the “Effective Date”), is made by and among Nationwide Variable Insurance Trust (the “Trust”), on behalf of each of its series, severally and not jointly, identified on Exhibit A, as such Exhibit A shall be amended from time to time(each such fund, an “Acquiring Fund” and together, the “Acquiring Funds”); Nationwide Fund Advisors (the “Advisor”), the investment adviser to each Acquiring Fund; American Funds Insurance Series (the “Series”), on behalf of each fund, severally and not jointly, listed on Exhibit B under the heading “Series Funds” or “Retail Funds”, as applicable, as such Exhibit B shall be amended from time to time (each such fund listed under the heading “Series Funds”, a “Series Fund”, each such fund listed under the heading “Retail Funds”, a “Retail Fund”, and collectively, the “Acquired Funds”, and each of them, an “Acquired Fund”); and Capital Research and Management Company, the investment adviser to each Acquired Fund (“Capital Research”).

WHEREAS, each Acquiring Fund and each Acquired Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Acquiring Funds are not sold directly to the public, but are offered only as underlying investment options through certain variable annuity contracts and/or variable life policies (the “Contracts”) pursuant to a “Mixed and Shared Funding Order” (the “NVIT Mixed and Shared Funding Order”)(Rel. No. 24619, August 23, 2000);

WHEREAS, the Series Funds have received a “Mixed and Shared Funding Order” (the “AFIS Mixed and Shared Funding Order”)(Rel. No. 15899, July 28, 1987) from the SEC granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series Funds to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Funds may, from time to time, invest in shares of the Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in one or more Acquired Funds in reliance on the Rule and certain additional terms of investment as provided below.

1.	Terms of Investment.

a.

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, the Acquiring Funds and the Acquired Funds agree as follows:

i.

In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the applicable Acquired Fund(s)’ registration statement, as amended from time to time, an Acquired Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in-kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in-kind.

ii.

Timing/advance notice of redemptions. Each Acquiring Fund will (x) use reasonable efforts to provide advance notification of (A) at least ten (10) business days prior to placing any redemption request for shares of the Acquired Fund(s) the value of which, in the aggregate, exceeds 5% of the total net assets of the Acquired Fund, and (B) at least five (5) business days prior to placing any redemption request for shares of the Acquired Fund(s) the value of which, in the aggregate, exceeds 3% of the total net assets of the Acquired Fund (but is less than 5% of the total net assets), and (y) work in good faith with the Acquired Fund(s) to determine the most efficient and effective way to satisfy any redemption request in the best interests of both the Acquired Fund(s) and each Acquiring Fund; provided that, in any case, each Acquiring Fund will use its commercially reasonable efforts to provide advance notification of as many business days as possible prior to placing any redemption request. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

iii.

Scale of investment. Upon a reasonable request by an Acquired Fund, the applicable Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

b.

In order to assist an Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, an Acquired Fund shall provide an Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

c.

Transfer of the Acquired Funds shares will be by book entry only. No stock certificates will be issued to the Acquiring Funds. Shares ordered from a particular Acquired Fund will be recorded by the Acquired Fund as instructed by the Acquiring Fund in an appropriate title for the appropriate Acquiring Fund.

d.

To the extent not otherwise addressed specifically herein, aggregate orders for purchases and redemption of shares of the Acquired Funds shall be governed by the terms and conditions set forth in the Operational Service Agreement, dated July 1, 2014, by among Nationwide Fund Management LLC, American Funds Insurance Series and American Funds Service Company, and which relates to investment by the Acquiring Funds in shares of the Acquired Funds.

2.	Representations of the Acquired Funds.

a.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

b.

Each Acquired Fund agrees to provide the Acquiring Funds at least once each month (or more frequently as the parties hereto may agree) information regarding the total aggregate value of all shares issued by such Acquired Fund that are held by the Acquiring Funds and their Advisory Group (as defined in the Rule), individually or in the aggregate, in order to prevent the Acquiring Funds and their Advisory Group from purchasing more than 25% of such Acquired Fund’s total outstanding voting securities.

c.	The Series agrees to make Class 1 shares of each Series Fund and each Retail Fund agrees to make Class R-6 shares available for investment by the Acquiring Funds.

3.	Representations of the Acquiring Funds.

a.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

b.

Each Acquiring Fund shall provide the Acquired Funds with information regarding the amount of such Acquiring Fund’s investments in the Acquired Funds, and information regarding affiliates of the Acquiring Funds, upon the Acquired Funds’ reasonable request.

c.

The Trust and the Advisor each hereby agree that for as long as this Agreement is in effect, all proxies received by the Trust or the Advisor for matters requiring approval by shareholders of an Acquired Fund shall be echo voted in the same proportion as the votes cast for those shares held by other shareholders of the Acquired Fund who are not affiliated with the Trust or the Advisor.

d.

The Trust and the Advisor each hereby represent, warrant and covenant that it has adopted policies and procedures designed to prevent either it or its control affiliates (as such term is defined by Section 2(a)(3)(C) of the 1940 Act) from attempting the influence the operations of any Acquired Fund.

4.	Mixed and Shared Funding.

a.	Each Acquiring Fund represents that:

i.

to the best of its knowledge and except as otherwise permitted by Section 1.817-5(f)(3) of the Treasury Regulations, all the beneficial interests in the Acquiring Fund are held by one or more segregated asset accounts of one or more “life insurance companies” within the meaning of Section 816(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that public access to the Acquiring Fund is available exclusively through the purchase of the Contracts, which are treated as variable life insurance or variable annuity contracts under the Code; and

ii.

the Acquiring Fund has or shall elect and qualify to be taxed as a “regulated investment company” under Subchapter M of the Code, and that it will take all reasonable steps to maintain such qualification. The Acquiring Fund shall notify the Series Fund promptly upon having a reasonable basis for believing that the Acquiring Fund is out of compliance with Subchapter M or not all beneficial interests in the Acquiring Fund are held by one or more segregated accounts of one or more such life insurance companies and other investors permitted by Section 1.817-5(f)(3) of the Treasury Regulations. In addition, the Acquiring Fund will not rely on the “look through” provisions of Section 817(h)(4) of the Code and Section 1.817-5(f) of the Treasury Regulations with respect to any investment by the Acquiring Fund in an investment company the shares of which are offered to the general public pursuant to its prospectus and registration statement.

b.

Each Series Fund represents that it has or shall elect and qualify to be taxed as a “regulated investment company” under Subchapter M of the Code, and that it will take all reasonable steps to maintain such qualification. Each Series Fund further represents that to the best of its knowledge and except as otherwise permitted by Section 1.817-5(f)(3) of the Treasury Regulations, all of the beneficial interests in such Series Fund are held by one or more segregated asset accounts of one or more “life insurance companies” within the meaning of Section 816(a) of the Code and that public access to the Series Fund is available exclusively through the purchase of the Contracts, which are treated as variable life insurance or variable annuity contracts under the Code. Each Series Fund shall notify the Acquiring Funds promptly upon having a reasonable basis for believing that (i) the Series Fund is out of compliance with Subchapter M or (ii) not all beneficial interests in the Series Fund are held by one or more segregated accounts of one or more such life insurance companies and other investors permitted by Section 1.817-5(f)(3) of the Treasury Regulations.

c.	To the extent required by applicable provisions of the federal securities laws and/or any exemptive orders granted by the SEC to the Series Funds, including the AFIS Mixed and

Shared Funding Order, the Board of Trustees of the Series Funds (“Series Fund Board”) will monitor each Series Fund for the existence of any material irreconcilable conflict between the interests of such Series Fund and those of the Acquiring Funds and Contract holders of all separate accounts investing in the Series Fund. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable insurance (including federal, state, or other jurisdiction), tax, or securities laws or regulations, a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of a Series Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract holders; or (f) a decision by an insurance company to disregard the voting instructions of Contract holders. The Series Fund Board shall promptly inform the Acquiring Funds if the Series Fund Board determines that a material irreconcilable conflict exists and the implications thereof.

d.

Each Acquiring Fund (or its investment adviser) will report any potential or existing conflicts in any Series Fund of which the Acquiring Fund is aware to the Series Fund Board and, on an annual basis or as requested by the Series Funds from time to time, shall provide each Series Fund with written notification, on the Series Fund’s form, that the Acquiring Fund is not aware of any conflict, if such is the case. The Acquiring Funds will assist the Series Fund Board in carrying out its responsibilities under any applicable provisions of the federal securities laws and/or the AFIS Mixed and Shared Funding Order, by providing the Series Fund Board with all information reasonably necessary for the trustees to consider any issues raised.

e.

If it is determined by a majority of the trustees of the Series Fund Board, or a majority of the independent trustees of the Series Fund, that a material irreconcilable conflict exists, the applicable Acquiring Fund shall at the request of the Series Fund Board, redeem the shares of the Series Fund held by the Acquiring Fund.

f.

Each Acquired Fund reserves the right to temporarily suspend sales if the Acquired Fund Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority. Further, the Acquired Fund Board may refuse to sell shares of an Acquired Fund to any person, or suspend or terminate the offering of shares of any Acquired Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the applicable board of trustees, acting in good faith and in light of its fiduciary duties under federal and any applicable state law, necessary in the best interests of the shareholders of the Acquired Fund, and as consistent with its anti-market-timing and late-trading policies and procedures.

g.

The Acquiring Funds have policies and procedures in place to detect and discourage short-term or disruptive trading practices, which may include (but is not limited to) monitoring Contract holder trading activity. The Acquiring Funds reserve the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or a separate account or any subaccount thereof.

5.	Indemnification.

a.

Each Acquiring Fund and the Advisor, as applicable, shall indemnify and hold harmless the Acquired Funds and Capital Research, and each of their affiliates, directors, trustees, officers, employees and agents and each person who controls them within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), they may incur, insofar as such Losses arise out of or are based upon (i) the Acquiring Fund’s or the Advisor’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) the Acquiring Fund’s or the Advisor’s violation of any applicable law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by the Acquiring Fund or the Advisor of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement. Each Acquiring Fund and the Advisor, as applicable, shall also reimburse Capital Research, the Acquired Funds and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which an Acquiring Fund or the Advisor may otherwise have to an Acquired Fund, Capital Research or their respective affiliates.

b.

Each Acquired Fund and Capital Research, as applicable, shall indemnify and hold harmless the Acquiring Funds and the Advisor, and each of their directors, trustees, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) the Acquired Fund’s or Capital Research’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) the Acquired Fund’s or Capital Research’s violation of applicable law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by the Acquired Fund or Capital Research of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by the Acquired Fund or Capital Research. Each Acquired Fund or Capital Research, as applicable, shall also reimburse the Acquiring Funds, the Advisor and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which an Acquired Fund or Capital Research may otherwise have to an Acquiring Fund, the Advisor or its affiliates.

c.

Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual party that is involved in the matter in controversy and not to any other.

d.

Promptly after receipt by a party entitled to indemnification under this paragraph 5 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 5, notify the indemnifying party of the commencement thereof, unless failure to give such notice does not prejudice the indemnifying party. The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

6.	Use of Name and Materials.

a.

It is understood that the name “American Funds Insurance Series,” “American Funds,” “Capital Research and Management Company,” the name of each Acquired Fund, or any derivative thereof or logos associated with those names are the valuable property of the Acquired Funds and/or Capital Research and their respective affiliates. Capital Research and the Acquired Funds hereby consent to each Acquiring Fund’s use of the name of the applicable Acquired Fund in the Acquiring Fund’s name, and to the use of the name of the Acquired Fund, Capital Research and their affiliates in disclosure documents and, to the extent required, necessary, or advisable, in shareholder communications. No party hereto, or any of their affiliates, shall use the name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, derivatives or simulation thereof, of any other party hereto, or any of their affiliates, for any purpose, including in its marketing materials, unless it first receives prior written approval of the relevant party(ies). Upon termination of this Agreement or withdrawal of any such approval, the parties shall immediately forthwith cease to use the name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, or simulation thereof, of any other party except to the extent that continued use is required by applicable laws, rules, and regulations.

b.

The Acquiring Funds, the Advisor and their affiliates shall make no representations concerning an Acquired Fund’s shares except those contained in the then-current registration statement, prospectus, or statement of additional information of the Acquired Fund, in such printed information subsequently issued on behalf of the Acquired Fund, or in materials approved by Capital Research or its affiliates.

c.

The Acquired Funds, Capital Research and their affiliates shall make no representations concerning the Acquiring Funds’ shares or the Contracts except those contained in the then-current registration statement, prospectus, or statement of additional information of the Acquiring Funds or any Contract, in such printed information subsequently issued on behalf of the Acquiring Funds or the issuer of a Contract as supplemental to the Acquiring Funds’ or Contract’s prospectus, or in materials approved by the Acquiring Funds, the Advisor, the issuer of a Contract, or their respective affiliates.

d.

The Acquired Funds will provide to the Acquiring Funds at least one copy of all registration statements, prospectuses, proxy statements, solicitations for voting instructions, and all amendments to any of the above, that relate to the Acquired Funds or their shares in final form as filed with the SEC.

e.

The Acquiring Funds will provide to the Acquired Funds at least one complete copy of all Acquiring Fund materials describing the Acquired Funds. In the event any such documents are required to be filed with any regulatory body, the Acquiring Funds shall provide such materials in final form as filed with such regulatory authority.

7.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below. Either party may notify the other in writing of any changes to these notice provisions.

If to the Trust, the Advisor and/or Acquiring Fund(s):	If to the Series, Capital Research and/or the Acquired Fund(s):

Nationwide Fund Advisors Nationwide Variable Insurance Trust One Nationwide Plaza Mail Code 5-02-210 Columbus, OH 43215 Email: nfglegal@nationwide.com	Michael Triessl c/o Capital Research and Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071 Email: mcjt@capgroup.com with copies (which shall not constitute notice) to:

Stephen T. Joyce c/o American Funds Distributors, Inc. 333 South Hope Street, 55th Floor Los Angeles, CA 90071 Email: stj@capgroup.com

8.	Governing Law; Counterparts.

a.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Act or other federal laws and regulations which may be applicable. To the extent that the applicable laws of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the Act or other federal laws and regulations which may be applicable, the latter shall control.

b.

The obligations of the Acquired Funds under this Agreement are not binding upon any of the trustees, directors, officers, employees or shareholders of the Acquired Funds, but bind only the applicable Acquired Fund’s assets. When seeking satisfaction for any liability of an Acquired Fund in respect of this Agreement, the Acquiring Funds agree not to seek recourse against said trustees, directors, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. The obligations of the Acquiring Funds under this Agreement are not binding upon any of the trustees, directors, officers, employees or shareholders of the Acquiring Funds, but bind only the applicable Acquiring Fund’s assets. When seeking satisfaction for any liability of an Acquiring Fund in respect of this Agreement, the Acquired Funds and Capital Research agree not to seek recourse against said trustees, directors, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

c.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

9.	Term and Termination; Assignment; Amendment.

a.

This Agreement shall be effective for the duration of an Acquired Fund’s and an Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 9(b) hereof.

b.

This Agreement shall continue until terminated in writing (1) by mutual agreement anytime or (2) by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund(s) may not purchase additional shares of the Acquired Fund(s) beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

c.	This Agreement may not be assigned by either party without the prior written consent of the other.

d.	This Agreement may be amended only by a writing that is signed by each affected party.

10.	Cooperation.

The parties to this Agreement each agree to cooperate in a reasonable manner with each other (i) in the event that any of them should become involved in a legal, administrative, judicial, or regulatory action, claim, or suit as a result of performing its obligations under this Agreement, and (ii) for general tax reporting purposes, including, but not limited to, the provision of information that would permit an Acquired Fund to determine the availability of an exemption from the excise tax imposed under Section 4982 of the Code pursuant to the provisions of subsection (f) of such section.

11.	Termination of Prior Agreements.

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of the Fund of Funds Participation Agreement, dated July 1, 2014, among the Acquiring Funds, the Trust, the Advisor, the Acquired Funds, the Series and Capital Research, as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Nationwide Variable Insurance Trust, on behalf of itself and each Acquiring Fund identified on Exhibit A

By:	/s/ Christopher C. Graham
Name:	Christopher C. Graham
Title:	Senior Vice President – Chief Investment Officer

Nationwide Fund Advisors

By:	/s/ Christopher C. Graham
Name:	Christopher C. Graham
Title:	Vice President – Chief Investment Officer

American Funds Insurance Series, on behalf of itself and each of the Series Funds listed on Exhibit B attached hereto

By:	/s/ Maria Manotok
Name:	Maria Manotok
Title:	Authorized Signer

Capital Research and Management Company

By:	/s/ Maria Manotok
Name:	Maria Manotok
Title:	Authorized Signer

Capital Research and Management Company, on behalf of each of the Retail Funds listed on Exhibit B attached hereto

By:	/s/ Maria Manotok
Name:	Maria Manotok
Title:	Authorized Signer

EXHIBIT A

List of Acquiring Funds

NVIT Managed American Funds Asset Allocation Fund

NVIT Managed American Funds Growth-Income Fund

EXHIBIT B

List of Series Funds

Asset Allocation Fund

Growth Fund

Growth-Income Fund

U.S. Government Securities Fund

Washington Mutual Investors Fund

List of Retail Funds

American Balanced Fund

The Bond Fund of America